Exhibit 99.1

Diplomat Announces 3rd Quarter Financial Results

Updates 2019 Guidance

3rd Quarter Revenue of $1,301 Million, compared to $1,373 Million, Net Loss of $177 Million, compared to Net Income of $0.2 Million, Adjusted EBITDA of $11.5 Million, compared to $41.9 Million

FLINT, Mich., November 12, 2019 -- Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation's largest independent provider of specialty pharmacy and infusion services, announced financial results for the quarter ended September 30, 2019. All comparisons, unless otherwise noted, are to the quarter ended September 30, 2018.

Third Quarter 2019 Highlights include:

•	Revenue of $1,301 million, compared to $1,373 million
o	Specialty segment revenue of $1,243 million, compared to $1,212 million
o	PBM segment revenue of $82 million, compared to $170 million
•	Specialty segment total prescriptions dispensed of 237,000, compared to 230,000
•	PBM segment total volume, adjusted to 30-day equivalent, of 922,000, compared to 1,931,000
•	Gross margin of 4.9% versus 6.8%
o	Specialty segment gross margin of 5.2% versus 5.5%
o	PBM segment gross margin of (1.4)% versus 15.5%
•	Loss per share of $(2.35) per basic/diluted common share versus EPS of $0.00 per basic/diluted common share
•	Adjusted EBITDA of $11.5 million, compared to $41.9 million
o	Adjusted EBITDA margin of 0.9% versus 3.1%
•	Net cash provided by operating activities was $41.3 million, compared to net cash used in operating activities of $33.4 million
•	Net debt[1] decreased to $562.9 million at September 30, 2019, from $584.8 million at June 30, 2019.

Brian Griffin, Chairman and CEO of Diplomat, commented “Our third quarter results and updated outlook for the year reflect the challenges we continue to face in our business, including the ongoing pressures on our PBM business.  In addition, we are disappointed we were unable to come to an agreement with one of our large payers to renew network participation in their specialty pharmacy network.

We continue to pursue a comprehensive strategic alternatives process.  There has been interest in both the whole company and its businesses, and we are engaged in advanced discussions. At the same time, we are focused on executing our strategy and continuing to put measures in place to help mitigate the impact of industry headwinds. The Board, management and I are committed to doing what is in the best interest of shareholders, employees and other Diplomat stakeholders.”

1 Net debt is defined as total debt including contingent consideration less cash and equivalents.

Third Quarter Financial Summary:

Revenue for the third quarter of 2019 was $1,301 million, compared to $1,373 million in the third quarter of 2018, a decrease of $72 million or 5%.  Our Specialty segment revenue amounted to $1,243 million, compared to $1,212 million in the prior year quarter, while revenue from our PBM segment amounted to $82 million, compared to $170 million in the prior year quarter. The increase in our Specialty segment was primarily driven by growth in our infusion therapies and manufacturer price inflation, partially offset by payor reimbursement compression and the conversion of certain brand name drugs to their generic equivalent. The decrease in our PBM segment was due to previously disclosed and continued contract losses, as well as price compression to retain current business and win new business.

Gross profit in the third quarter of 2019 was $63.4 million and generated a 4.9% gross margin, compared to $93.4 million gross profit and a 6.8% gross margin in the third quarter of 2018. Gross profit from our Specialty segment was $64.5 million and generated a 5.2% gross margin, compared to $67.0 million and a 5.5% gross margin in the prior year period. The gross margin decrease in our Specialty segment was primarily driven by payor reimbursement compression. Our PBM segment generated a gross loss of $(1.1) million compared to gross profit of $26.3 million in the prior year period. The gross loss in our PBM segment was primarily driven by a contractual rebate volume penalty. The rebate penalty was due to our inability to meet the contractual membership level requirements and the resulting modification of the rebate rates under the rebate agreement. The rebate penalty reduced our anticipated rebate value by $12 million in 2019. We have recognized $9 million of this rebate reduction in the third quarter and expect to recognize the remaining $3 million through reduced rates on rebates earned in the fourth quarter of 2019. We also established a $3.9 million litigation reserve related to rebates in the PBM segment which is impacting the period results.

Selling, general and administrative expenses for the third quarter of 2019 were $75.0 million, a decrease of $8.4 million, compared to $83.4 million in the third quarter of 2018.  This decrease was primarily driven by a $7.4 million decrease in amortization expense, largely due to the impairment of our PBM segment in the fourth quarter of 2018 and the second quarter of 2019, and a $0.9 million decrease in share-based compensation expense.

Net loss for the third quarter of 2019 was $(177) million compared to net income of $0.2 million in the third quarter of 2018. This decrease was primarily driven by a $156 million non-cash impairment charge related to goodwill and definite-lived intangible assets associated with our PBM segment due to a lower anticipated win rate, a lower expected rate of renewals, and the reduction in rebate value in 2019, all of which have contributed to a reduced outlook for the financial performance of our PBM segment. The decrease in net income/earnings was partially offset by a $2 million change in income tax benefit versus the prior year period. Adjusted EBITDA for the third quarter of 2019 was $11.5 million compared to $41.9 million in the third quarter of 2018, a decrease of $30.4 million.

Loss per share for the third quarter of 2019 was $(2.35) per basic/diluted common share, compared to EPS of $0.00 per basic/diluted common share for the third quarter of 2018.

Liquidity and Going Concern:

As of September 30, 2019, we had $8.4 million in cash and equivalents, $105 million in borrowings under our revolving line of credit, $456 million outstanding under our term loans, and $95 million of available borrowing capacity under our revolving line of credit. For the nine months ended September 30, 2019, we generated $108 million of cash from operations. Notwithstanding the foregoing, we believe that we may not be able to meet the total net leverage and interest coverage ratio covenants in our credit agreement for the period ending December 31, 2019, which violation would give the lenders the right to terminate funding of our revolving line of credit, accelerate our debt (including amounts under our term loans), or foreclose on our assets, if our mitigating plans are not executed prior to December 31, 2019. The Company intends to alleviate any potential violation of such financial covenants through the execution of potential strategic alternatives, as discussed above. In addition, the Company intends to actively work with its lenders to renegotiate its covenants or amend its credit agreement. However, our mitigation plans are reliant on third parties and beyond our control, and therefore accounting rules do not permit us to conclude that it is probable that any of these alternatives will be effectively implemented prior to any such covenant violation. Accordingly, the notes to our consolidated financial statements presented in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 will include management’s assessment that expresses substantial doubt surrounding our ability to continue as a going concern.

2019 Financial Outlook

For the full-year 2019, we are updating our previous financial guidance:

•	Revenue between $4.9 and $5.1 billion, versus the previous range of $4.7 and $5.0 billion
o	Specialty segment revenue between $4.6 and $4.7 billion, versus the previous range of $4.4 and $4.6 billion
o	PBM segment revenue between $325 and $375 million, unchanged versus our prior expectation
•	Net loss between $(368) and $(361) million, versus the previous range of $(201) and $(191) million
•	Adjusted EBITDA between $71 and $74 million, versus the previous range of $87 and $93 million
•	Diluted loss per share between $(4.91) and $(4.81), versus the previous range of $(2.69) and $(2.55)

Our income tax expectation for the year is a benefit range of $1.0 to $1.5 million. Our loss per share expectations for 2019 assume approximately 75,000,000 weighted average common shares outstanding on a diluted basis, versus the prior expectation of approximately 74,750,000, which could differ materially.

As of November 28, 2019, we will no longer participate in a significant group of specialty and retail networks with one of our largest payers. We were unable to reach an agreement to renew network participation rates. While this group of networks is not the only network group that we participate in for this payer, it does comprise the vast majority of the specialty pharmacy business that we do with this payer. We will continue to support the patients in the networks where we retain access, as well as the patients of their clients with whom we have direct contracts. For the full year 2019, this group of networks is expected to contribute approximately $700 million in revenue and while the loss of this business is not expected to have a material impact on 2019 results, our updated guidance does include the impact of this volume loss effective November 28, 2019.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its third quarter performance this morning, November 12, 2019, at 8:30 a.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 833.286.5805 (647.689.4450 for international callers) and referencing participant code 4382088 approximately 15 minutes prior to the call. A live webcast of the conference call and associated slide presentation will be available on the investor relations section of the Company's website for approximately 90 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy and infusion services. Diplomat helps people with complex and chronic health conditions in all 50 states, partnering with payers, providers, hospitals, manufacturers, and more. Rooted in this patient care expertise, Diplomat also serves payers through CastiaRx, a leading specialty benefit manager, and offers tailored solutions for healthcare innovators through EnvoyHealth. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care. For more information, visit diplomat.is.

Non-GAAP Information

We define Adjusted EBITDA as net (loss) income before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net loss).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA to be a supplemental measure of our operating performance.  We present Adjusted EBITDA because it is used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies.  Further, we believe it assists us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA differently than we do and their calculation may not be comparable to our Adjusted EBITDA metric.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net loss can be found below.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and may include Diplomat’s expectations regarding revenues, net (loss) income, Adjusted EBITDA, loss per share, the strategic alternatives review process and potential transactions that may be identified and explored as a result of such review process, the expected benefits and performance of business and growth strategies, impact of operational improvement initiatives and results of operational and capital expenditures. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. These statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; a significant increase in competition from a variety of companies in the health care industry; significant and increasing pricing pressure from third party payors, resulting in continuing margin compression and adversely impacting contract profitability and driving our exit of certain pharmacy provider networks; our ability to continue as a going concern; maintaining compliance with our amended credit facility covenants; maintaining access to our revolving line of credit; failure to execute our plans to obtain waivers of, or mitigate potential lack of, compliance with our credit facility covenants and resulting effect of any liquidity issues; increased financing and other costs; failure to effectively differentiate our products and services in the PBM market place; possibility of client losses and/or the failure to win new business; declining gross margins in the PBM industry; shifts in pharmacy mix toward lower margin drugs; the ability to identify and consummate strategic alternatives that yield additional value for shareholders; the timing, benefits and outcome of the Company’s strategic alternatives review process, including the determination of whether or not to pursue or consummate any strategic alternative; the structure, terms and specific risks and uncertainties associated with any potential strategic transaction; potential disruptions in our business and the stock price as a result of our exploration, review and pursuit of strategic alternatives or the public announcement thereof and any decision or transaction resulting from such review, including potential disruptions with respect to our employees, vendors, clients and customers; supply disruption of any of the specialty drugs we dispense; potential for contracting at reduced rates to win new business or secure renewal business; the dependence on key employees and effective succession planning and managing recent turnover among key employees; potential disruption to our workforce and operations due to cost savings and restructuring initiatives; disruption in our operations as we implement a new operating system within our Specialty segment; maintaining existing patients; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the methodology used to calculate such fees; the outcome of material legal proceedings; our relationships with wholesalers and key pharmaceutical manufacturers; our ability to drive volume through a refreshed marketing strategy in traditional specialty pharmacy; our capability to penetrate the fragmented infusion market; the success of our strategy in the PBM industry; our inability to remediate present material weaknesses, and to identify and remediate future material weaknesses, in our disclosure controls and procedures and internal control over financial reporting, which could impair our ability to produce accurate and timely financial statements; the effect of any future impairments to our goodwill or other intangible assets on our net (loss) income and loss per share, and the underlying reasons for such impairment; investments in new business strategies and initiatives, including with respect to data and analytics capabilities, could disrupt our ongoing business and present risks not originally contemplated; tax matters and imposition of new taxes; and the additional factors set forth in “Risk Factors” in Diplomat’s most recent Annual Report on Form 10-K and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

CONTACT:
Terri Anne Powers, Vice President Investor Relations

312-889-5244 | tpowers@diplomat.is

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share amounts)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and equivalents	$8,420	$9,485
Receivables, net	338,321	326,602
Inventories	181,401	210,573
Prepaid expenses and other current assets	14,035	9,596
Total current assets	542,177	556,256

Property and equipment	54,462	55,929
Accumulated depreciation	(26,258)	(21,404)
Property and equipment, net	28,204	34,525
Capitalized software for internal use, net	28,899	30,506
Operating lease right-of-use assets	26,863	-
Goodwill	371,569	609,592
Definite-lived intangible assets, net	155,798	240,810
Assets held for sale	3,642	-
Other noncurrent assets	5,451	4,670
Total assets	$1,162,603	$1,476,359

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$368,410	$308,084
Rebates payable to PBM customers	23,459	23,264
Borrowings on revolving line of credit	105,000	176,300
Current portion of long-term debt	443,324	11,500
Current portion of operating lease liabilities	4,566	-
Accrued expenses:
Compensation and benefits	13,481	13,348
Contingent consideration	5,523	5,075
Other	27,779	21,014
Total current liabilities	991,542	558,585

Long-term debt, less current portion	-	438,369
Noncurrent operating lease liabilities	23,538	-
Deferred income taxes	1,459	2,781
Contingent consideration	4,948	1,820
Derivative liability	10,084	4,292
Deferred gain	-	5,175
Other	-	253
Total liabilities	1,031,571	1,011,275
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	-	-
Common stock (no par value, 590,000,000 shares authorized; 75,973,963 and 74,474,677 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively)	641,557	629,411
Additional paid-in capital	55,529	50,544
Accumulated deficit	(555,970)	(210,579)
Accumulated other comprehensive loss	(10,084)	(4,292)
Total shareholders' equity	131,032	465,084
Total liabilities and shareholders’ equity	$1,162,603	$1,476,359

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales	$1,301,197	$1,373,334	$3,845,629	$4,131,896
Cost of sales	(1,237,812)	(1,279,976)	(3,630,297)	(3,849,743)
Gross profit	63,385	93,358	215,332	282,153
Selling, general and administrative expenses	(74,993)	(83,419)	(238,677)	(255,705)
Goodwill impairments	(122,076)	-	(244,967)	-
Impairments of definite-lived intangible assets	(34,173)	-	(52,152)	-
(Loss) income from operations	(167,857)	9,939	(320,464)	26,448
Other (expense) income
Interest expense	(11,659)	(10,179)	(32,044)	(30,998)
Impairment of non-consolidated entities	-	(286)	-	(329)
Other	149	574	431	1,385
Total other expense	(11,510)	(9,891)	(31,613)	(29,942)
(Loss) income before income taxes	(179,367)	48	(352,077)	(3,494)
Income tax benefit (expense)	2,087	121	1,034	(750)
Net (loss) income	$(177,280)	$169	$(351,043)	$(4,244)

Loss per common share, basic and diluted	$(2.35)	$0.00	$(4.69)	$(0.06)

Weighted average common shares outstanding
Basic	75,509,088	74,386,386	74,904,776	74,181,869
Diluted	75,509,088	74,741,511	74,904,776	74,181,869

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations, Inclusive of Reportable Segment Breakout (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net sales - Specialty	$1,243,448	$1,212,298	$3,627,582	$3,599,023
Net sales - PBM	82,500	169,933	270,730	550,148
Inter-segment elimination	(24,751)	(8,897)	(52,683)	(17,275)
Net sales	1,301,197	1,373,334	3,845,629	4,131,896

Cost of sales - Specialty	(1,178,918)	(1,145,288)	(3,432,506)	(3,386,653)
Cost of sales - PBM	(83,645)	(143,585)	(250,474)	(480,365)
Inter-segment elimination	24,751	8,897	52,683	17,275
Cost of sales	(1,237,812)	(1,279,976)	(3,630,297)	(3,849,743)

Gross profit - Specialty	64,530	67,010	195,076	212,370
Gross profit - PBM	(1,145)	26,348	20,256	69,783
Gross profit	63,385	93,358	215,332	282,153
Selling, general and administrative expenses	(74,993)	(83,419)	(238,677)	(255,705)
Goodwill impairments	(122,076)	-	(244,967)	-
Impairments of definite-lived intangible assets	(34,173)	-	(52,152)	-
(Loss) income from operations	(167,857)	9,939	(320,464)	26,448
Other (expense) income
Interest expense	(11,659)	(10,179)	(32,044)	(30,998)
Impairment of non-consolidated entities	-	(286)	-	(329)
Other	149	574	431	1,385
Total other expense	(11,510)	(9,891)	(31,613)	(29,942)
(Loss) income before income taxes	(179,367)	48	(352,077)	(3,494)
Income tax benefit (expense)	2,087	121	1,034	(750)
Net (loss) income	$(177,280)	$169	$(351,043)	$(4,244)

Loss per common share, basic and diluted	$(2.35)	$0.00	$(4.69)	$(0.06)

Weighted average common shares outstanding, basic and diluted
Basic	75,509,088	74,386,386	74,904,776	74,181,869
Diluted	75,509,088	74,741,511	74,904,776	74,181,869

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(351,043)	$(4,244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58,518	72,547
Goodwill impairments	244,967	-
Impairments of definite-lived intangible assets	52,152	-
Insurance proceeds received on settlement of claim	(14,100)	-
Payment on settlement of claim	14,100	-
Share-based compensation expense	12,632	15,771
Net provision for doubtful accounts	9,090	5,862
Write-off of debt issuance costs	731	-
Amortization of debt issuance costs	3,101	3,703
Write-down on assets held for sale to net realizable value	1,654	-
Changes in fair value of contingent consideration	49	2,419
Contingent consideration payments	(1,298)	(3,181)
Deferred income tax benefit	(1,322)	(2,034)
Impairments of non-consolidated entities	-	329
Other	(7)	(43)
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	(13,871)	(31,090)
Inventories	29,668	36,717
Accounts payable	57,759	(73,227)
Rebates payable	195	1,209
Other assets and liabilities	5,070	8,469
Net cash provided by operating activities	108,045	33,207
Cash flows from investing activities:
Expenditures for property and equipment	(3,961)	(7,880)
Expenditures for capitalized software for internal use	(14,050)	(8,736)
Net payments to acquire businesses, net of cash acquired	(7,048)	(1,139)
Other	22	46
Net cash used in investing activities	(25,037)	(17,709)
Cash flows from financing activities:
Net payments on revolving line of credit	(71,300)	(10,000)
Payments on long-term debt	(8,625)	(82,625)
Payments of debt issuance costs	(2,471)	(821)
Proceeds from issuance of stock upon stock option exercises	600	3,999
Contingent consideration payment	(2,277)	(2,088)
Net cash used in financing activities	(84,073)	(91,535)
Net decrease in cash and equivalents	(1,065)	(76,038)
Cash and equivalents at beginning of period	9,485	84,251
Cash and equivalents at end of period	$8,420	$8,213
Supplemental disclosures of cash flow information:
Cash paid for interest	$28,212	$27,707
Cash paid for income taxes	$2,354	$2,142
Noncash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$2,101	$-

Adjusted EBITDA

The table below presents a reconciliation of net loss to Adjusted EBITDA for the periods indicated.

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
	(dollars in thousands) (unaudited)
Net (loss) income	$(177,280)	$169	$(351,043)	$(4,244)
Depreciation	1,684	1,586	5,010	4,702
Amortization	15,375	22,791	53,509	67,845
Interest expense	11,659	10,179	$32,044	30,998
Income tax (benefit) expense	(2,087)	(121)	$(1,034)	750
EBITDA	$(150,649)	$34,604	$(261,514)	$100,051

Contingent consideration and other merger and acquisition expense	$960	$577	$1,347	$5,700
Share-based compensation expense	4,777	5,649	$12,632	15,771
Employer payroll taxes - option repurchases and exercises	7	52	$80	193
Restructuring and impairment charges	156,249	286	$298,773	329
Severance and related fees	111	779	$2,532	2,729
Other items	-	-	$(7)	(483)
Adjusted EBITDA	$11,455	$41,947	$53,843	$124,290

2019 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The table below presents a reconciliation of estimated net loss to Adjusted EBITDA for the year ending December 31, 2019.

Reconciliation of GAAP to Adjusted EBITDA

(dollars in thousands) (unaudited)

	Range
	Low	High
Net (loss) income attributable to Diplomat Pharmacy, Inc.	$(368,091)	$(360,566)
Depreciation and amortization	73,500	72,500
Interest expense [1]	43,500	42,500
Income tax benefit	(1,000)	(1,500)
EBITDA	$(252,091)	$(247,066)

Contingent consideration and other merger and acquisition expense	$2,500	$2,000
Share-based compensation expense	18,500	17,500
Employer payroll taxes - option repurchases and exercises	125	100
Restructuring and impairment charges	298,773	298,773
Severance and related fees	3,200	2,700
Other items	(7)	(7)
Adjusted EBITDA	$71,000	$74,000

1 Cash interest is expected to be $38 to $37 million between the low- and high- range respectively.